Exhibit 10.1

EIGHTH AMENDMENT OF CONTRACT

This Eighth Amendment (the “Eighth Amendment”) effective as of the latest date designated in the signatory provisions below, upon approval by the Office of Contractual Review, by and between the State of Louisiana, through the Division of Administration, Office of Community Development (hereinafter referred to as “OCD”) and ICF Emergency Management Services, LLC (hereinafter referred to either as “ICF” or “Contractor”). Capitalized terms used in the Amendment but not defined herein have the meanings ascribed to them in the hereinafter described Contract.

WHEREAS, OCD and Contractor have heretofore executed and entered into that certain Contract with an effective date of June 12, 2006 (the “Contract”) in which ICF agreed to serve as Louisiana’s Road Home Manager and otherwise obligated itself to complete the Project; which Contract was amended by the First Amendment dated July 24, 2006, by the Second Amendment dated September 28, 2006, by the Third Amendment dated October 18, 2006, by the Fourth Amendment dated March 15, 2007, by the Fifth Amendment dated June 25, 2007, by the Sixth amendment dated November 6, 2007, and by the Seventh Amendment dated December 7, 2007.

WHEREAS, the parties seek to add additional subcontractors and their labor categories, remove unneeded language from the contract and further delineate per unit prices for Phases Two and Three of the Project;

NOW THEREFORE, for and in consideration of the foregoing premises, the State and Contractor agree as follows:

HOURLY LABOR RATES

Exhibit D-2 of the Contract is amended with the addition of labor categories for new subcontractor Beason & Nalley, Inc. The effective date of the added labor rates is November 15, 2007. Rates for current subcontractor The Compass Group are amended to reflect an annual change in rates effective January 1, 2008. Rates for subcontractor Quadel are amended to reflect an annual change in rates effective June 1, 2008. A rate for Franklin Industries labor category “Appeals Advisor” is added effective April 1, 2008. A new subcontractor for temporary labor services, Spherion Corporation is added with an effective date of June 1, 2008.

UNIT PRICES

Exhibit E-2, attached hereto is amended with the addition of individual pricing to replace average pricing for real estate services “FDS Flood Zone – Manual”, and “FDS Flood Zone – Automated”, with an effective date of December 1, 2007. Additionally, a unit price for “FDS GEO Coordinates” is added that was inadvertently previously omitted. It has an effective date of December 1, 2007.

The unit price entitled, “Tax parcel Identification – First American” is removed to correct an error.

Pricing for Appraisal – Type 1004 with boat access (CREDCO) – HGI, is added effective for Billing Purposes January 1, 2008

Pricing for Type 1, 2, 3 and 4 Evaluations (Price for Any Quantity) – Dewberry – is added effective December 15, 2007

Pricing for “Broker Price Opinion with Drive-By-First American” is added with an effective date for billing purposes of January 1, 2007

Pricing for additional disbursements associated with all homeowner options has also been added to Exhibit E-2 with an effective date of December 1, 2007.

Pricing for field review appraisals associated with all homeowner options has also been added to Exhibit E-2 with an effective date of December 1, 2007.

Unit prices for evaluation of individual units within a condo association for subcontractor Dewberry and Davis are added to correct an omission in Amendment Six. The effective data for billing purposes is May 1, 2007.

Unit prices for Small Rental Program property evaluation services for subcontractors The Worley Companies and Dewberry & Davis are added effective January 15, 2008.

Unit prices for Small Rental Program lead paint pass/fail inspection for subcontractor Altec is added effective November 1, 2007.

Homeowner evaluation service for subcontractor Providence is clarified for billings prior to July 1, 2007 and added for the period July 1, 2007 through September 29, 2007 to correct an inadvertent omission on Contract Amendment Six. The effective date for evaluations exceeding the 50,000 completions mark is moved from September 1, 2007 to September 30, 2007.

Unit prices for distribution and recordation of revised or amended covenants is changed to have the subcontractor First American Title provides additional services effective February 21, 2008.

The title for Type 4 Homeowner Evaluations-Appeals, has been modified to add “Disputed”. Requests for a review evaluation are generated through the formal appeal process as well as by an informal dispute raised by an applicant.

DEFINITIONS

Exhibit F-2 is added to the contract to incorporate the definitions for unit price items.

CONTRACT LANGUAGE

The State’s program change that has Option 1 grants being provided as lump sum distributions has eliminated the need to establish escrow accounts as stated in contract requirement 2(a)7.4 of Exhibit A, Statement of Work. This requirement is therefore removed from the exhibit.

Language has been added to outline transition roles and support in order to assist the State as it plans to assume Road Home responsibilities once the contract with ICF ends:

Contractor will provide assistance in facilitating and effecting an orderly transition to the State of the Road Home systems by providing access to key personnel, support, documentation and training for system inputs, outputs, applications, and processes on specific equipment, networks, software solutions and applications. Contractor will provide work space, as available, in Road Home facilities for the OCD transition team. Contractor will provide assistance to OCD in coordinating transition issues with the Road Home IT subcontractors. Contractor will also assist with the relocation of pertinent files, documents, software, and equipment. A list of key action items for the transition process will be developed by the Contractor, in coordination with OCD. This will require approval by both the State and ICF. The intention is to develop and approve this list by August, 15, 2008.

Finally, the State names Paul Rainwater as State Program Manager, replacing Suzie Elkins.

IN WITNESS WHEREOF, the Parties hereto have caused this Eighth Amendment to be executed by their duly authorized representatives as of the day and year first above written.

State of Louisiana, Division of Administration		ICF Emergency Management Services, LLC

By	/s/ Angele Davis	By	/s/ Donald H. Blaise

	Angele Davis		Donald H. Blaise
	Commissioner of Administration		Senior Manager of Contracts
	Date: , 2008		Date: June 20, 2008

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